Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION BANKSHARES REPORTS SECOND QUARTER RESULTS

Richmond, Va., July 22, 2014 - Union Bankshares Corporation (the “Company” or “Union”) (NASDAQ: UBSH) today reported net income of $14.8 million and earnings per share of $0.32 for its second quarter ended June 30, 2014. Excluding after-tax acquisition-related expenses of $3.0 million, operating earnings(1) for the quarter were $17.8 million and operating earnings per share(1) was $0.38. The quarterly results represent an increase of $992,000, or 5.9%, in operating earnings from the prior quarter. Operating earnings per share of $0.38 for the current quarter increased $0.02, or 5.6%, from the quarter ended March 31, 2014. Net income for the six months ended June 30, 2014 was $22.6 million and earnings per share was $0.48. For the six months ended June 30, 2014, operating earnings were $34.7 million and operating earnings per share was $0.74.

“Our second quarter operating results continued to demonstrate the considerable earnings capacity we predicted the combination of Union and StellarOne would produce as the largest community banking institution headquartered in Virginia,” said G. William Beale, president and chief executive officer of Union Bankshares Corporation. “During the quarter, we successfully integrated StellarOne into Union and embarked on a broad-based advertising campaign to introduce the Union brand to the markets formerly served by StellarOne and to further leverage our value proposition in Union’s legacy markets. As a result, we are now well positioned to deliver a best-in-class customer experience, offer superior financial services and solutions, provide a rewarding experience for our teammates and generate top-tier financial performance for our shareholders.”

Select highlights for the second quarter include:

•	Operating earnings(1) for the community bank segment, which excludes after-tax acquisition-related expenses of $3.0 million, were $18.4 million, or $0.40 per share for the second quarter compared to $18.2 million, or $0.39 per share for the first quarter.
•	The mortgage segment reported a net loss of $602,000, or $0.01 per share, for the second quarter and a net loss of $2.0 million, or $0.04 per share, for the six months ended June 30, 2014.
•	Operating Return on Average Tangible Common Equity(1) (“ROTCE”) was 11.10% for the quarter ended June, 2014 compared to operating ROTCE(1) of 10.33% for the first quarter. The operating ROTCE(1) of the community bank segment was 11.59% for the second quarter.
•	Operating Return on Average Assets(1) (“ROA”) was 0.98% for the quarter ended June 30, 2014 compared to operating ROA(1) of 0.94% for the first quarter. The operating ROA(1) of the community bank segment was 1.02% for the second quarter.
•	Operating efficiency ratio(1) declined to 66.4% for the current quarter from 68.4% in the prior quarter. The operating efficiency ratio for the community bank segment was 63.9% for the second quarter.
•	On January 31, 2014, the Company’s Board of Directors authorized a share repurchase program to purchase up to $65.0 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The repurchase program is authorized through December 31, 2015. As of July 18, 2014, approximately 1.5 million common shares had been repurchased and approximately $27.3 million remained available under the repurchase program.

(1)For a reconciliation of the non-GAAP measures operating earnings, earnings per share (“EPS”), ROTCE, ROA, and efficiency ratio, see “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

NET INTEREST INCOME

Tax-equivalent net interest income was $65.8 million, an increase of $112,000 from the first quarter of 2014, while average interest-earning assets increased $28.5 million. The increase in average interest-earning assets was offset by a decline in the second quarter tax-equivalent net interest margin of 5 bps to 4.09% compared to 4.14% in the previous quarter. Core tax-equivalent net interest margin (which excludes the 15 bps impact of acquisition accounting accretion) decreased by 5 basis points from 3.99% in the previous quarter to 3.94%. The decrease in the core tax-equivalent net interest margin was principally due to a decrease in earning asset yields (-6 bps), outpacing the decline in cost of funds (+1 bps). The decline in earning asset yields was primarily driven by reinvestment of excess cash flows at lower rates during the quarter.

The Company continues to believe that net interest margin will decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. The first and second quarter 2014 and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Certificates of Deposit	Borrowings	Total

For the quarter ended March 31, 2014	$(546)	$2,921	$75	$2,450
For the quarter ended June 30, 2014	(219)	2,460	75	2,316
For the remaining six months of 2014	158	3,534	150	3,842
For the years ending:
2015	1,701	1,843	175	3,719
2016	2,619	-	271	2,890
2017	3,057	-	170	3,227
2018	2,695	-	(143)	2,552
2019	2,152	-	(286)	1,866
Thereafter	13,178	-	(5,923)	7,255

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the second quarter, the Company continued to have improvement in asset quality when compared to the prior year period, as year-to-date charge-off and provision levels and nonperforming assets were lower. The Company experienced increases in nonperforming assets from the prior quarter due to previously impaired loans put on nonaccrual status in the current quarter and closed bank premises related to the StellarOne acquisition that were moved to OREO; foreclosed property balances declined from the prior quarter. Net charge-offs were higher due to the net loan recovery recorded in the prior quarter. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of residential housing and commercial real estate and the pace at which the local economies in the Company’s operating markets improve. All metrics discussed below exclude loans acquired with deteriorated credit quality (“PCI”) aggregating $131.1 million (net of fair value mark).

Nonperforming Assets (“NPAs”)

At June 30, 2014, nonperforming assets totaled $61.6 million, a decline of $582,000, or 0.9%, from a year ago and an increase of $11.4 million, or 22.7%, from March 31, 2014. In addition, NPAs as a percentage of total outstanding loans declined 89 basis points from 2.07% a year earlier and increased 23 basis points from 0.95% last quarter to 1.18% in the current quarter. The following table shows a summary of asset quality balances at the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Nonaccrual loans, excluding PCI loans	$23,099	$14,722	$15,035	$19,941	$27,022
Foreclosed properties	33,739	35,487	34,116	35,576	35,020
Real estate investment	4,755	-	-	133	133
Total nonperforming assets	$61,593	$50,209	$49,151	$55,650	$62,175

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Beginning Balance	$14,722	$15,035	$19,941	$27,022	$23,033
Net customer payments	(1,088)	(959)	(1,908)	(5,574)	(3,196)
Additions	11,087	1,362	3,077	3,020	7,934
Charge-offs	(137)	(152)	(4,336)	(1,669)	(476)
Loans returning to accruing status	(523)	-	(1,018)	(1,068)	-
Transfers to OREO	(962)	(564)	(721)	(1,790)	(273)
Ending Balance	$23,099	$14,722	$15,035	$19,941	$27,022

The net increase in nonaccrual loan levels in the current quarter is primarily related to three credit relationships; the related loans were previously identified as impaired and evaluated for specific reserves in prior quarters.

The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Beginning Balance	$35,487	$34,116	$35,709	$35,153	$35,878
Additions	7,671	5,404	1,326	2,841	1,768
Capitalized Improvements	59	-	101	266	164
Valuation Adjustments	(817)	(256)	(300)	(491)	-
Proceeds from sales	(3,913)	(3,800)	(2,483)	(1,773)	(2,436)
Gains (losses) from sales	7	23	(237)	(287)	(221)
Ending Balance	$38,494	$35,487	$34,116	$35,709	$35,153

Of the $7.7 million in additions to OREO in the current quarter, $6.1 million related to acquired bank premises no longer used in operations.

Past Due Loans

At June 30, 2014, loans past due 90 days or more and accruing interest totaled $6.9 million, or 0.13% of total loans, compared to $6.3 million, or 0.21%, a year ago and $7.2 million, or 0.14%, at March 31, 2014.

Charge-offs

For the quarter ended June 30, 2014, net charge-offs were $1.0 million, or 0.08% on an annualized basis, compared to $1.1 million, or 0.14%, for the same quarter last year and net loan recoveries of $772,000, or (0.06%), for the first quarter of 2014. For the six months ended June 30, 2014, net charge-offs were $256,000, or 0.01% on an annualized basis, compared to $3.6 million, or 0.24%, for the same period in the prior year.

Provision

The provision for loan losses for the current quarter was $1.5 million, an increase of $500,000 from the same quarter a year ago and an increase of $1.5 million from the previous quarter. The increase in provision for loan losses in the current quarter compared to the prior periods was driven by increases in specific reserves on impaired loans and the impact of the net loan recoveries in the first quarter.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) increased $472,000 from March 31, 2014 to $31.4 million at June 30, 2014. The ALL as a percentage of the total loan portfolio, adjusted for purchase accounting (non-GAAP), was 1.11% at June 30, 2014, a decrease from 1.29% at June 30, 2013 and an increase from 1.09% from the prior quarter. The allowance for loan losses as a percentage of the total loan portfolio was 0.60% at June 30, 2014, 1.14% at June 30, 2013, and 0.59% at March 31, 2014. The increase in the allowance-related ratios from prior quarter was primarily attributable to increases in specific reserves on impaired loans. In acquisition accounting, there is no carryover of previously established allowance for loan losses.

The nonaccrual loan coverage ratio was 135.8% at June 30, 2014, compared to 127.1% from the same quarter last year and 209.9% at March 31, 2014. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income increased $2.5 million, or 17.6%, to $16.7 million from $14.2 million in the prior quarter. Customer-related noninterest income increased $1.1 million, primarily due to increases in service charges on deposit accounts, debit card interchange income, letter of credit fees, and income from wealth management services. Gains on sales of securities increased $397,000 from the prior quarter, while losses on sales of bank premises decreased $162,000. Gains on sales of mortgage loans, net of commissions, increased $733,000, or 31.9%, from the prior quarter, primarily related to increased mortgage loan originations. Mortgage loan originations increased by $46.0 million, or 30.9%, in the current quarter to $195.1 million from $149.1 million in the first quarter. Of the loan originations in the current quarter, 24.4% were refinances, which was a decrease from 30.4% in the prior quarter.

NONINTEREST EXPENSE

Noninterest expense decreased $8.3 million, or 12.3%, to $59.5 million from $67.8 million when compared to the prior quarter. Excluding acquisition-related costs, which were $4.7 million and $13.2 million in the current and previous quarters, respectively, noninterest expense remained stable with only a slight increase of $201,000, or 0.37%, from the prior quarter. Increases in OREO and credit-related expenses of $793,000, marketing expenses of $627,000, and professional fees of $387,000 were partially offset by decreases in salary and benefit expenses of $1.6 million. The increase in OREO and credit-related costs is related to valuation adjustments required in the current quarter based on recent valuations of legacy OREO. The Company’s operating efficiency ratio declined to 66.4% from 68.4% in the first quarter.

BALANCE SHEET

At June 30, 2014, total assets were $7.3 billion, an increase of $3.1 billion from December 31, 2013, reflecting the impact of the StellarOne acquisition, and an increase of $12.4 million, or 0.17%, from March 31, 2014.

At June 30, 2014, loans net of unearned income were $5.2 billion, a decrease of $41.1 million from March 31, 2014, while average loans declined $33.2 million, or 2.5% (annualized). On a proforma basis, including StellarOne loan balances, period end loan balances grew $93.8 million, or 1.8%, when compared to June 30, 2013.

At June 30, 2014, total deposits were $5.7 billion, an increase of $48.4 million from March 31, 2014, while average deposits increased $47.1 million, or 3.3% (annualized). On a proforma basis, including StellarOne deposit balances, period end deposit balance remained flat when compared to June 30, 2013.

The Company’s capital ratios continued to be considered “well capitalized” for regulatory purposes. The Company’s estimated ratios of total capital to risk-weighted assets and Tier 1 capital to risk-weighted assets as of June 30, 2014 were 13.57% and 12.94%, respectively. As of December 31, 2013, the Company’s ratio of total capital to risk-weighted assets and Tier 1 capital to risk-weighted assets were 14.17% and 13.05%, respectively, and were 13.70% and 13.02%, respectively, as of March 31, 2014. The Company’s common equity to asset ratios at June 30, 2014, March 31, 2014 and December 31, 2013 were 13.37%, 13.47%, and 10.49%, respectively, while its tangible common equity to tangible assets ratio was 9.23%, 9.29% and 8.94% at June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

COMMUNITY BANK SEGMENT INFORMATION

The community bank segment reported net income of $15.4 million for the second quarter, an increase of $6.2 million, or 67.4%, from $9.2 million in the first quarter. Excluding after-tax acquisition-related expenses of $3.0 million and $9.0 million in the current and prior quarters, respectively, operating earnings increased $214,000 from the prior quarter to $18.4 million. As previously discussed, the provision for loan losses increased $1.5 million from the prior quarter due to increases in specific reserves on impaired loans and net loan recoveries recorded in the prior quarter. Net interest income was $63.4 million, a slight decrease of $125,000 from the first quarter.

Noninterest income increased $1.7 million from $12.1 million in the prior quarter to $13.8 million. Customer-related noninterest income increased $1.1 million, primarily due to increases in service charges on deposit accounts, debit card interchange income, letter of credit fees, and income from wealth management services. Gains on sales of securities increased $397,000 from the prior quarter, while losses on sales of bank premises decreased $162,000.

Noninterest expense decreased $7.9 million from $63.2 million to $55.3 million. Excluding acquisition-related costs, which were $4.7 million and $13.2 million in the current quarter and previous quarter, respectively, noninterest expense increased $614,000, or 1.2%, compared to the prior quarter. Increases in OREO and credit-related expenses of $793,000, marketing expenses of $629,000, and professional fees of $369,000 were partially offset by decreases in salary and benefit expenses of $1.1 million. The increase in OREO and credit-related costs is related to valuation adjustments required in the current quarter based on recent valuations of legacy OREO. The community banking segment’s operating efficiency ratio declined to 63.9% in the second quarter from 64.6% in the prior quarter.

MORTGAGE SEGMENT INFORMATION

The mortgage segment reported a net loss of $602,000 for the second quarter, an improvement of $778,000, or 56.4%, from a net loss of $1.4 million in the first quarter. Gains on sales of mortgage loans, net of commissions, increased $733,000, or 31.9%, primarily related to increased mortgage loan originations.  Mortgage loan originations increased by $46.0 million, or 30.9%, in the current quarter to $195.1 million from $149.1 million in the first quarter. Of the loan originations in the current quarter, 24.4% were refinances, which was a decrease from 30.4% in the prior quarter. Noninterest expenses decreased $414,000, or 8.8%, from $4.7 million in the prior quarter to $4.3 million, related to declines in salaries, as a result of management’s efforts to recalibrate its cost structure to align with the overall lower mortgage origination levels it has been experiencing over the last several quarters.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 131 branches and 200 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com

Union Bankshares Corporation will hold a conference call on Tuesday, July 22, at 9:00 a.m. Eastern Time during which management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing (877) 668-4908. The conference ID number is 74084820. A replay archive of the conference call will be available beginning July 22nd at http://investors.bankatunion.com.

NON-GAAP MEASURES

In reporting the results of June 30, 2014, the Company has provided supplemental performance measures on an operating or tangible basis. Operating measures exclude acquisition costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, the stock and bond markets, accounting standards or interpretations of existing standards, technology, consumer spending and savings habits, and mergers and acquisitions, including integration risk in connection with the Company’s acquisition of StellarOne such as potential deposit attrition, higher than expected costs, customer loss and business disruption, including, without limitation, potential difficulties in maintaining relationships with key personnel, and other integration related-matters.  More information is available on the Company’s website, http://investors.bankatunion.com and on the SEC’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Six Months Ended
	06/30/14	03/31/14	06/30/13	06/30/14	06/30/13
Results of Operations
Interest and dividend income	$68,634	$68,208	$42,686	$136,842	$85,973
Interest expense	4,919	4,450	5,283	9,369	10,816
Net interest income	63,715	63,758	37,403	127,473	75,157
Provision for loan losses	1,500	-	1,000	1,500	3,050
Net interest income after provision for loan losses	62,215	63,758	36,403	125,973	72,107
Noninterest income	16,704	14,200	11,299	30,904	21,133
Noninterest expenses	59,475	67,781	34,283	127,256	67,783
Income before income taxes	19,444	10,177	13,419	29,621	25,457
Income tax expense	4,664	2,362	3,956	7,026	7,011
Net income	$14,780	$7,815	$9,463	$22,595	$18,446

Interest earned on earning assets (FTE)	70,735	70,154	43,981	140,907	88,524
Net interest income (FTE)	65,816	65,704	38,698	131,538	77,708
Core deposit intangible amortization	2,455	2,616	921	5,071	1,957

Net income - community bank segment	$15,382	$9,195	$9,169	$24,577	$17,973
Net income - mortgage segment	(602)	(1,380)	294	(1,982)	473

Key Ratios
Earnings per common share, diluted	$0.32	$0.17	$0.38	$0.49	$0.74
Return on average assets (ROA)	0.81%	0.44%	0.94%	0.63%	0.92%
Return on average equity (ROE)	6.06%	3.18%	8.73%	4.61%	8.53%
Return on average tangible common equity (ROTCE)	9.20%	4.80%	10.51%	6.99%	10.27%
Efficiency ratio (FTE)	72.07%	84.83%	68.57%	78.34%	68.58%
Efficiency ratio - community bank segment (FTE)	69.75%	81.56%	66.13%	75.58%	66.19%
Efficiency ratio - mortgage bank segment (FTE)	128.53%	186.04%	91.11%	153.31%	92.10%
Net interest margin (FTE)	4.09%	4.14%	4.18%	4.11%	4.21%
Net interest margin, core (FTE) (1)	3.94%	3.99%	4.14%	3.97%	4.16%
Yields on earning assets (FTE)	4.39%	4.42%	4.75%	4.41%	4.79%
Cost of interest-bearing liabilities (FTE)	0.39%	0.34%	0.73%	0.37%	0.74%
Cost of funds	0.30%	0.28%	0.57%	0.30%	0.58%

Key operating Ratios - excluding merger costs (non-GAAP) (3)
Consolidated
Operating net income	$17,823	$16,831	$10,382	$34,654	$19,365
Operating diluted earnings per share	$0.38	$0.36	$0.42	$0.74	$0.78
Operating return on average assets	0.98%	0.94%	1.03%	0.96%	0.96%
Operating return on average equity	7.30%	6.84%	9.58%	7.07%	8.95%
Operating return on average tangible common equity	11.10%	10.33%	11.54%	10.71%	10.78%
Operating efficiency ratio (FTE)	66.43%	68.35%	66.73%	67.36%	67.65%

Community Bank Segment
Operating net income	$18,425	$18,211	$10,088	$36,636	$18,892
Operating diluted earnings per share	$0.40	$0.39	$0.41	$0.79	$0.76
Operating return on average assets	1.02%	1.02%	1.01%	1.02%	0.95%
Operating return on average equity	7.60%	7.52%	9.52%	7.56%	8.92%
Operating return on average tangible common equity	11.59%	11.44%	11.51%	11.52%	10.80%
Operating efficiency ratio (FTE)	63.88%	64.57%	64.09%	64.22%	65.17%

	Three Months Ended			Six Months Ended
	06/30/14	03/31/14	06/30/13	06/30/14	06/30/13

Capital Ratios
Tier 1 risk-based capital ratio (5)	12.94%	13.02%	13.08%	12.94%	13.08%
Total risk-based capital ratio (5)	13.57%	13.70%	14.37%	13.57%	14.37%
Leverage ratio (Tier 1 capital to average assets) (5)	10.48%	10.66%	10.45%	10.48%	10.45%
Common equity to total assets	13.37%	13.47%	10.56%	13.37%	10.56%
Tangible common equity to tangible assets	9.23%	9.29%	8.92%	9.23%	8.92%

Per Share Data
Earnings per common share, basic	$0.32	$0.17	$0.38	$0.49	$0.74
Earnings per common share, diluted	0.32	0.17	0.38	0.48	0.74
Cash dividends paid per common share	0.14	0.14	0.13	0.28	0.26
Market value per share	25.65	25.42	20.59	25.65	20.59
Book value per common share	21.40	21.15	17.32	21.40	17.32
Tangible book value per common share	14.10	13.92	14.36	14.10	14.36
Price to earnings ratio, diluted	19.98	36.87	13.51	26.50	13.80
Price to book value per common share ratio	1.20	1.20	1.19	1.20	1.19
Price to tangible common share ratio	1.82	1.83	1.43	1.82	1.43
Weighted average common shares outstanding, basic	46,194,880	46,977,416	24,721,771	46,583,975	24,891,655
Weighted average common shares outstanding, diluted	46,296,870	47,080,661	24,802,231	46,686,592	24,961,431
Common shares outstanding at end of period	45,874,662	46,677,821	24,880,403	45,874,662	24,880,403

Financial Condition
Assets	$7,307,080	$7,294,637	$4,056,557	$7,307,080	$4,056,557
Loans, net of unearned income	5,233,069	5,274,198	3,000,855	5,233,069	3,000,855
Earning Assets	6,460,753	6,469,151	3,722,199	6,460,753	3,722,199
Goodwill	296,876	296,876	59,400	296,876	59,400
Core deposit intangibles, net	36,479	38,935	13,821	36,479	13,821
Deposits	5,734,563	5,686,131	3,265,963	5,734,563	3,265,963
Stockholders' equity	976,969	982,513	428,429	976,969	428,429
Tangible common equity	643,614	646,702	355,208	643,614	355,208

Averages
Assets	$7,274,730	$7,249,746	$4,037,696	$7,262,307	$4,047,372
Loans, net of unearned income	5,246,710	5,279,924	2,975,200	5,263,225	2,970,584
Loans held for sale	52,895	49,767	117,467	51,340	137,008
Securities	1,133,807	1,076,479	609,592	1,105,301	604,953
Earning assets	6,460,798	6,432,326	3,713,392	6,446,641	3,724,597
Deposits	5,693,096	5,645,961	3,265,128	5,669,658	3,274,728
Certificates of deposit	1,411,665	1,463,076	979,011	1,437,229	1,010,283
Interest-bearing deposits	4,543,661	4,686,438	2,608,408	4,551,416	2,631,535
Borrowings	550,514	549,663	299,115	550,091	300,223
Interest-bearing liabilities	5,094,175	5,236,101	2,907,523	5,101,507	2,931,758
Stockholders' equity	978,894	997,868	434,640	988,329	436,301
Tangible common equity	644,056	660,543	360,974	652,254	362,157

	Three Months Ended			Six Months Ended
	06/30/14	03/31/14	06/30/13	06/30/14	06/30/13
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$30,907	$30,135	$34,415	$30,135	$34,916
Add: Recoveries	512	1,659	721	2,171	1,555
Less: Charge-offs	1,540	887	1,803	2,427	5,188
Add: Provision for loan losses	1,500	-	1,000	1,500	3,050
Ending balance	$31,379	$30,907	$34,333	$31,379	$34,333

ALL / total outstanding loans	0.60%	0.59%	1.14%	0.60%	1.14%
ALL / total outstanding loans, adjusted for acquisition accounting (2)	1.11%	1.09%	1.29%	1.11%	1.29%
Net charge-offs / total outstanding loans	0.08%	-0.06%	0.14%	0.01%	0.24%
Provision / total outstanding loans	0.11%	0.00%	0.13%	0.06%	0.20%
Nonperforming Assets
Commercial	$17,489	$11,362	$23,013	$17,489	$23,013
Consumer	5,610	3,360	4,009	5,610	4,009
Nonaccrual loans	23,099	14,722	27,022	23,099	27,022

Other real estate owned	38,494	35,487	35,153	38,494	35,153
Total nonperforming assets (NPAs)	61,593	50,209	62,175	61,593	62,175

Commercial	649	3,485	1,353	649	1,353
Consumer	6,221	3,720	4,938	6,221	4,938
Loans ≥ 90 days and still accruing	6,870	7,205	6,291	6,870	6,291

Total nonperforming assets and loans ≥ 90 days	$68,463	$57,414	$68,466	$68,463	$68,466
NPAs / total outstanding loans	1.18%	0.95%	2.07%	1.18%	2.07%
NPAs / total assets	0.84%	0.69%	1.53%	0.84%	1.53%
ALL / nonperforming loans	135.84%	209.94%	127.06%	135.84%	127.06%
ALL / nonperforming assets	50.95%	61.56%	55.22%	50.95%	55.22%

Past Due Detail
Commercial	$3,369	$2,599	$1,093	$3,369	$1,093
Consumer	4,861	4,511	3,729	4,861	3,729
Loans 60-89 days past due	$8,230	$7,110	$4,822	$8,230	$4,822
Commercial	$5,518	$12,381	$7,392	$5,518	$7,392
Consumer	22,623	23,018	11,215	22,623	11,215
Loans 30-59 days past due	$28,141	$35,399	$18,607	$28,141	$18,607
Commercial	$114,893	$120,291	$3,039	$114,893	$3,039
Consumer	16,214	18,140	934	16,214	934
Purchased impaired	$131,107	$138,431	$3,973	$131,107	$3,973

Troubled Debt Restructurings
Performing	$30,561	$37,195	$39,826	$30,561	$39,826
Nonperforming	3,610	7,090	13,210	3,610	13,210
Total troubled debt restructurings	$34,171	$44,285	$53,036	$34,171	$53,036

Mortgage Origination Volume
Refinance Volume	$47,640	$45,322	$114,502	$92,962	$255,750
Construction Volume	39,441	32,103	34,425	71,544	60,613
Purchase Volume	108,039	71,635	149,257	179,674	249,982
Total Mortgage loan originations	$195,120	$149,060	$298,184	$344,181	$566,345
% of originations that are refinances	24.42%	30.41%	38.40%	27.01%	45.20%

Other Data
End of period full-time employees	1,511	1,628	1,044	1,511	1,044
Number of full-service branches	131	144	90	131	90
Number of full automatic transaction machines (ATMs)	200	210	155	200	155

	Three Months Ended			Six Months Ended
	06/30/14	03/31/14	06/30/13	06/30/14	06/30/13
Alternative Performance Measures (non-GAAP)
Operating Earnings (3)
Net Income (GAAP)	$14,780	$7,815	$9,463	$22,595	$18,446
Plus: Merger and conversion related expense, after tax	3,043	9,016	919	12,059	919
Net operating earnings (loss) (non-GAAP)	$17,823	$16,831	$10,382	$34,654	$19,365

Operating earnings per share - Basic	$0.38	$0.36	$0.42	$0.74	$0.78
Operating earnings per share - Diluted	0.38	0.36	0.42	0.74	0.78

Operating ROA	0.98%	0.94%	1.03%	0.96%	0.96%
Operating ROE	7.30%	6.84%	9.58%	7.07%	8.95%
Operating ROTCE	11.10%	10.33%	11.54%	10.71%	10.78%

Community Bank Segment Operating Earnings (3)
Net Income (GAAP)	$15,382	$9,195	$9,169	$24,577	$17,973
Plus: Merger and conversion related expense, after tax	3,043	9,016	919	12,059	919
Net operating earnings (loss) (non-GAAP)	$18,425	$18,211	$10,088	$36,636	$18,892

Operating earnings per share - Basic	$0.40	$0.39	$0.41	$0.79	$0.76
Operating earnings per share - Diluted	0.40	0.39	0.41	0.79	0.76

Operating ROA	1.02%	1.02%	1.01%	1.02%	0.95%
Operating ROE	7.60%	7.52%	9.52%	7.56%	8.92%
Operating ROTCE	11.59%	11.44%	11.51%	11.52%	10.80%

Operating Efficiency Ratio FTE (3)
Net Interest Income (GAAP)	$63,715	$63,758	$37,403	$127,473	$75,157
FTE adjustment	2,101	1,946	1,295	4,065	2,551
Net Interest Income (FTE)	$65,816	65,704	38,698	131,538	77,708
Noninterest Income (GAAP)	16,704	14,200	11,299	30,904	21,133
Noninterest Expense (GAAP)	$59,475	$67,781	$34,283	$127,256	$67,783
Merger and conversion related expense	4,661	13,168	919	17,829	919
Noninterest Expense (Non-GAAP)	$54,814	$54,613	$33,364	$109,427	$66,864

Operating Efficiency Ratio FTE (non-GAAP)	66.43%	68.35%	66.73%	67.36%	67.65%

Community Bank Segment Operating Efficiency Ratio FTE (3)
Net Interest Income (GAAP)	$63,401	$63,526	$36,960	$126,927	$74,147
FTE adjustment	2,102	1,947	1,294	4,064	2,553
Net Interest Income (FTE)	$65,503	65,473	38,254	130,991	76,700
Noninterest Income (GAAP)	13,846	12,071	6,798	25,917	12,945
Noninterest Expense (GAAP)	$55,349	$63,242	$29,793	$118,591	$59,338
Merger and conversion related expense	4,661	13,168	919	17,829	919
Noninterest Expense (Non-GAAP)	$50,688	$50,074	$28,874	$100,762	$58,419

Operating Efficiency Ratio FTE (non-GAAP)	63.88%	64.57%	64.09%	64.22%	65.17%

Tangible Common Equity (4)
Ending equity	$976,969	$982,513	$428,429	$976,969	$428,429
Less: Ending goodwill	296,876	296,876	59,400	296,876	59,400
Less: Ending core deposit intangibles	36,479	38,935	13,821	36,479	13,821
Ending tangible common equity	$643,614	$646,702	$355,208	$643,614	$355,208

Average equity	$978,894	$997,868	$434,640	$988,329	$436,301
Less: Average trademark intangible	-	-	-	-	3
Less: Average goodwill	296,876	296,876	59,400	296,876	59,400
Less: Average core deposit intangibles	37,962	40,449	14,266	39,199	14,741
Average tangible common equity	$644,056	$660,543	$360,974	$652,254	$362,157

	Three Months Ended			Six Months Ended
	06/30/14	03/31/14	06/30/13	06/30/14	06/30/13
ALL to loans, adjusted for acquisition accounting (non-GAAP)(2)
Allowance for loan losses	$31,379	$30,907	$34,333	$31,379	$34,333
Remaining credit mark on purchased performing loans	25,632	25,515	4,251	25,632	4,251
Adjusted allowance for loan losses	57,011	56,422	38,584	57,011	38,584

Loans, net of unearned income	5,233,069	5,274,198	3,000,855	5,233,069	3,000,855
Remaining credit mark on purchased performing loans	25,632	25,515	4,251	25,632	4,251
Less: Purchased credit impaired loans, net of credit mark	131,107	138,431	3,973	131,107	3,973
Adjusted loans, net of unearned income	$5,127,594	$5,161,282	$3,001,133	$5,127,594	$3,001,133

ALL / gross loans, adjusted for acquisition accounting	1.11%	1.09%	1.29%	1.11%	1.29%

(1) The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

(2) The allowance for loan losses, adjusted for acquisition accounting (non-GAAP) ratio includes an adjustment for the credit mark on purchased performing loans. The purchased performing loans are reported net of the related credit mark in loans, net of unearned income, on the Company’s

Consolidated Balance Sheet; therefore, the credit mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the credit mark, represents the total reserve on the Company’s loan portfolio. The PCI loans, net of the respective credit mark, are removed from the loans, net of unearned income, as these loans are not covered by the allowance established by the Company unless changes in expected cash flows indicate that one of the PCI loan pools are impaired, at which time an allowance for PCI loans will be established. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses, adjusted for acquisition accounting ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company, and the credit mark on the purchased performing loans represents the allowance associated with those purchased loans. The Company believes that this measure is a better reflection of the reserves on the Company’s loan portfolio.

(3) The Company has provided supplemental performance measures which the Company believes may be useful to investors as they exclude non-operating adjustments resulting from acquisition and allow investors to see the combined economic results of the organization. These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

(4) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

(5) June 30, 2014 ratios are estimates and subject to change pending the filing of the FR Y9-C. All other periods presented as filed.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	June 30,	December 31,
	2014	2013
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$136,799	$66,090
Interest-bearing deposits in other banks	21,769	6,781
Money market investments	1	1
Federal funds sold	311	151
Total cash and cash equivalents	158,880	73,023

Securities available for sale, at fair value	1,094,777	677,348
Restricted stock, at cost	47,204	26,036

Loans held for sale, net	63,622	53,185

Loans, net of unearned income	5,233,069	3,039,368
Less allowance for loan losses	31,379	30,135
Net loans	5,201,690	3,009,233

Bank premises and equipment, net	145,662	82,815
Other real estate owned, net of valuation allowance	38,494	34,116
Core deposit intangibles, net	36,479	11,980
Goodwill	296,876	59,400
Other assets	223,396	149,435
Total assets	$7,307,080	$4,176,571

LIABILITIES
Noninterest-bearing demand deposits	1,198,919	691,674
Interest-bearing deposits	4,535,644	2,545,168
Total deposits	5,734,563	3,236,842

Securities sold under agreements to repurchase	42,276	52,455
Other short-term borrowings	200,000	211,500
Long-term borrowings	298,786	199,359
Other liabilities	54,486	38,176
Total liabilities	6,330,111	3,738,332

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000 and 36,000,000, respectively; issued and outstanding, 45,874,662 shares and 24,976,434 shares, respectively.	60,731	33,020
Surplus	659,179	170,770
Retained earnings	246,178	236,639
Accumulated other comprehensive income (loss)	10,881	(2,190)
Total stockholders' equity	976,969	438,239

Total liabilities and stockholders' equity	$7,307,080	$4,176,571

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$61,386	$38,687	$122,655	$77,912
Interest on Federal funds sold	-	-	-	1
Interest on deposits in other banks	9	6	21	11
Interest and dividends on securities:
Taxable	3,860	1,939	7,508	4,008
Nontaxable	3,379	2,054	6,658	4,041
Total interest and dividend income	68,634	42,686	136,842	85,973

Interest expense:
Interest on deposits	2,550	3,701	4,806	7,663
Interest on federal funds purchased	23	21	46	36
Interest on short-term borrowings	146	54	265	108
Interest on long-term borrowings	2,200	1,507	4,252	3,009
Total interest expense	4,919	5,283	9,369	10,816

Net interest income	63,715	37,403	127,473	75,157
Provision for loan losses	1,500	1,000	1,500	3,050
Net interest income after provision for loan losses	62,215	36,403	125,973	72,107

Noninterest income:
Service charges on deposit accounts	4,525	2,346	8,822	4,618
Other service charges, commissions and fees	5,412	3,222	10,083	6,029
Gains (losses) on securities transactions, net	426	53	455	42
Gains on sales of mortgage loans, net of commissions	3,030	4,668	5,328	8,520
Losses on sales of bank premises	(71)	(34)	(304)	(330)
Other operating income	3,382	1,044	6,520	2,254
Total noninterest income	16,704	11,299	30,904	21,133

Noninterest expenses:
Salaries and benefits	28,040	17,912	57,666	35,878
Occupancy expenses	5,102	2,764	10,282	5,619
Furniture and equipment expenses	2,637	1,741	5,505	3,585
Communications expense	1,351	675	2,450	1,372
Technology and data processing	2,792	2,021	5,866	3,765
Professional services	1,442	663	2,497	1,387
Marketing and advertising expense	1,692	1,108	2,757	2,160
FDIC assessment premiums and other insurance	1,593	756	2,986	1,546
OREO and credit-related expenses	2,244	984	3,694	1,558
Amortization of intangible assets	2,455	921	5,071	1,990
Acquisition and conversion costs	4,661	919	17,829	919
Other expenses	5,466	3,819	10,653	8,004
Total noninterest expenses	59,475	34,283	127,256	67,783

Income before income taxes	19,444	13,419	29,621	25,457
Income tax expense	4,664	3,956	7,026	7,011
Net income	$14,780	$9,463	$22,595	$18,446
Earnings per common share, basic	$0.32	$0.38	$0.49	$0.74
Earnings per common share, diluted	$0.32	$0.38	$0.48	$0.74

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(Dollars in thousands)

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended June 30, 2014
Net interest income	$63,401	$314	$-	$63,715
Provision for loan losses	1,500	-	-	1,500
Net interest income after provision for loan losses	61,901	314	-	62,215
Noninterest income	13,846	3,028	(170)	16,704
Noninterest expenses	55,349	4,296	(170)	59,475
Income (loss) before income taxes	20,398	(954)	-	19,444
Income tax expense (benefit)	5,016	(352)	-	4,664
Net income (loss)	$15,382	$(602)	$-	$14,780
Plus: Merger and conversion related expense, after tax	3,043	-	-	3,043
Net operating earnings (loss) (non-GAAP)	$18,425	$(602)	$-	$17,823
Total assets	$7,305,078	$77,299	$(75,297)	$7,307,080

Three Months Ended June 30, 2013
Net interest income	$36,960	$443	$-	$37,403
Provision for loan losses	1,000	-	-	1,000
Net interest income after provision for loan losses	35,960	443	-	36,403
Noninterest income	6,798	4,668	(167)	11,299
Noninterest expenses	29,793	4,657	(167)	34,283
Income before income taxes	12,965	454	-	13,419
Income tax expense	3,796	160	-	3,956
Net income	$9,169	$294	$-	$9,463
Plus: Merger and conversion related expense, after tax	919	-	-	919
Net operating earnings (loss) (non-GAAP)	$10,088	$294	$-	$10,382
Total assets	$4,045,163	$121,392	$(109,998)	$4,056,557

Six Months Ended June 30, 2014
Net interest income	$126,927	$546	$-	$127,473
Provision for loan losses	1,500	-	-	1,500
Net interest income after provision for loan losses	125,427	546	-	125,973
Noninterest income	25,917	5,328	(341)	30,904
Noninterest expenses	118,591	9,006	(341)	127,256
Income before income taxes	32,753	(3,132)	-	29,621
Income tax expense	8,176	(1,150)	-	7,026
Net income	$24,577	$(1,982)	$-	$22,595
Plus: Merger and conversion related expense, after tax	12,059	-	-	12,059
Net operating earnings (loss) (non-GAAP)	$36,636	$(1,982)	$-	$34,654
Total assets	$7,305,078	$77,299	$(75,297)	$7,307,080

Six Months Ended June 30, 2013
Net interest income	$74,147	$1,010	$-	$75,157
Provision for loan losses	3,050	-	-	3,050
Net interest income after provision for loan losses	71,097	1,010	-	72,107
Noninterest income	12,945	8,522	(334)	21,133
Noninterest expenses	59,338	8,779	(334)	67,783
Income before income taxes	24,704	753	-	25,457
Income tax expense	6,731	280	-	7,011
Net income	$17,973	$473	$-	$18,446
Plus: Merger and conversion related expense, after tax	919	-	-	919
Net operating earnings (loss) (non-GAAP)	$18,892	$473	$-	$19,365
Total assets	$4,045,163	$121,392	$(109,998)	$4,056,557

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the quarter ended
	June 30, 2014			March 31, 2014
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$727,829	$3,860	2.13%	$683,620	$3,648	2.16%
Tax-exempt	405,978	5,198	5.14%	392,859	5,044	5.21%
Total securities	1,133,807	9,058	3.20%	1,076,479	8,692	3.27%
Loans, net (2) (3)	5,246,710	61,125	4.67%	5,279,924	61,033	4.69%
Loans held for sale	52,895	543	4.12%	49,767	417	3.40%
Federal funds sold	522	-	0.17%	268	-	0.17%
Money market investments	1	-	0.00%	1	-	0.00%
Interest-bearing deposits in other banks	26,863	9	0.13%	25,887	12	0.19%
Total earning assets	6,460,798	70,735	4.39%	6,432,326	70,154	4.42%
Allowance for loan losses	(30,822)			(30,925)
Total non-earning assets	844,754			848,345
Total assets	$7,274,730			$7,249,746

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$2,574,630	1,150	0.18%	$2,674,485	1,138	0.17%
Regular savings	557,366	264	0.19%	548,877	247	0.18%
Time deposits (4)	1,411,665	1,136	0.32%	1,463,076	871	0.24%
Total interest-bearing deposits	4,543,661	2,550	0.23%	4,686,438	2,256	0.20%
Other borrowings (5)	550,514	2,369	1.73%	549,663	2,194	1.62%
Total interest-bearing liabilities	5,094,175	4,919	0.39%	5,236,101	4,450	0.34%

Noninterest-bearing liabilities:
Demand deposits	1,149,435			959,523
Other liabilities	52,226			56,254
Total liabilities	6,295,836			6,251,878
Stockholders' equity	978,894			997,868
Total liabilities and stockholders' equity	$7,274,730			$7,249,746

Net interest income		$65,816			$65,704

Interest rate spread (6)			4.00%			4.08%
Interest expense as a percent of average earning assets			0.30%			0.28%
Net interest margin (7)			4.09%			4.14%

(1) Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.

(2) Nonaccrual loans are included in average loans outstanding.

(3) Interest income on loans includes $219 thousand and $546 thousand for the three month periods ended June 30, 2014 and March 31, 2014 in accretion of the fair market value adjustments related to the acquisitions.

(4) Interest expense on certificates of deposits includes $2.5 million and $2.9 million for the three month periods ended June 30, 2014 and March 31, 2014, respectively, in accretion of the fair market value adjustments related to the acquisitions.

(5) Interest expense on borrowings includes $75 thousand for both the three month periods ended June 30, 2014 and March 31, 2014, respectively, in amortization of the fair market value adjustments related to acquisitions.

(6) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

(7) Core net interest margin excludes purchase accounting adjustments and was 3.94% and 3.99% for the three months ended June 30, 2014 and March 31, 2014.